Exhibit 10.1

April 16, 2020

Mr. Robert Gorman

109 Nutmeg Lane

North Andover, MA 01845

RE:	Election as Chairman of the Board of Directors

Dear Bob,

This letter (this “Letter”) sets forth the terms and conditions of your service as Chairman of the Board of Directors (“Chairman”) (the “Board”) of Interpace Biosciences, Inc. (the “Company”), subject to your election as Chairman by the Nominating and Corporate Governance Committee of the Board and the Board, and your execution of this Letter (the “Effective Date”).

Termination of Consulting Agreement. You and MLC LLC are in agreement that the Consulting Agreement, dated January 29, 2020, by and between MLC LLC, including you, and the Company (the “Consulting Agreement”) terminated as of April 1, 2020 and shall have no force or effect as of such date; provided, that (i) your service as Chairman and as a member of the Board shall be treated as a continuation of service with respect to vesting of any stock option or other equity award which was granted pursuant to the Consulting Agreement and was outstanding immediately prior to the Effective Date, (ii) your covenant regarding Confidential Information in Section 6 of the Consulting Agreement shall survive and remain in full force and effect in accordance with its terms, and (iii) the Consulting Agreement provision for the grant under the Interpace Biosciences, Inc. 2019 Equity Incentive Plan (the “Incentive Plan”), on the first anniversary of the effective date of the Consulting Agreement, of a number of shares of Restricted Stock having a Fair Market Value (as defined in the Incentive Plan) as of such date of $50,000, subject to your continuing to provide services to the Company as a consultant, director or otherwise as of such date, shall survive and remain in full force and effect in accordance with its terms.

Position. Subject to the terms and provisions set forth in this Letter, you shall serve as Chairman of the Board as of the Effective Date and until the first anniversary thereof, and continuing thereafter for so long as you are elected as Chairman by the Nominating and Corporate Governance Committee of the Board and the Board, and are elected as a member of the Board by the Company’s shareholders (such period, as may be so continued, the “Term”).

As Chairman, you shall have the duties, responsibilities and authority normally associated and consistent with such position, including without limitation attendance at meetings of the Board and service on certain committees of the Board, and shall perform such duties, responsibilities and authority in accordance with the Company’s bylaws and applicable law. You agree to be actively involved in the Company’s operations and affairs.

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By your execution of this Letter, you hereby resign from the Compensation & Management Development Committee of the Board (the “Compensation Committee”) subject to your election as Chairman by the Nominating and Corporate Governance Committee of the Board and the Board.

Engagement. During the Term, you agree to devote your best efforts and such time as is reasonably necessary to fulfill the duties and responsibilities of your position. You shall not engage, directly or indirectly, in any other business, investment or activity that (i) interferes with the performance of your duties, (ii) is contrary to the interests of the Company or any of its affiliates, or (iii) creates an actual or perceived conflict of interest with the Company.

Fee and Benefits. During the Term, you shall receive a fee at the rate of $170,000 per annum, which shall be payable in accordance with the Company’s established practices regarding the payment of fees to members of the Board, and shall be inclusive of all compensation and fees for service as Chairman and as a member of the Board and on any committee of the Board.

Equity Grants. Subject to the terms of the Incentive Plan and the applicable Award Agreements thereunder, and contingent on approval, as required, by the Board, the Compensation Committee and the Company’s shareholders (with respect to an increase in the number of authorized shares in the Incentive Plan), the Company shall grant to you (i) a Non-Qualified Stock Option to purchase 89,000 shares of the Company’s common stock, which shall vest during your continuing service as a member of the Board over a period of three (3) years from the Effective Date, provided, that such option shall immediately vest upon a Change in Control (as defined in the Incentive Plan) or upon the Company’s removal of you as Chairman without Cause (as defined in the Incentive Plan); and (ii) a Non-Qualified Stock Option to purchase 77,000 shares of the Company’s common stock, which shall vest upon the first to occur during your continuing service as a member of the Board of (A) a period of thirty (30) consecutive trading days in which the closing price per share of the Company’s common stock is $15 or greater, or (B) a Change in Control in which the transaction price per share of the Company’s common stock is $15 or greater.

Expenses. During the Term, the Company shall pay or reimburse your reasonable and necessary expenses, including travel expenses, directly incurred in the course of your service as Chairman or as a member of the Board, in accordance with the Company’s standard policies and practices as in effect from time to time.

Termination. The Company may remove you as Chairman and as a member of the Board, and you may resign as Chairman and as a member of the Board, at any time, in each case as provided in and in accordance with the Company’s Articles of Incorporation and bylaws, and applicable law. Neither the Company nor you shall be required to provide advance notice or a stated reason for such removal or resignation, as applicable, except as provided by the Company’s Articles of Incorporation or bylaws, and applicable law.

Upon termination of your service as Chairman and as a member of the Board, the Company shall pay you any unpaid portion of your fee per annum and unreimbursed expenses you are entitled to through such termination date, and this Letter shall then terminate.

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Nondisclosure Obligations. You understand and acknowledge that, as a result of your service as Chairman and as a member of the Board and to enable you to carry out your duties under this Letter, you will be placed in a position of trust and confidence and will be entrusted with confidential information, as well as the Company’s confidential proprietary information and trade secrets. Accordingly, you agree to enter into and be bound by the terms and conditions of the Company’s standard Confidential Information, Non-Disclosure, Non-Competition, Non-Solicitation, and Rights to Intellectual Property Agreement.

Applicable Law. This Letter shall be governed by and construed in accordance with the laws of the State of New Jersey, applied without reference to principles of conflict of laws. Both the you and the Company agree to appear before and submit exclusively to the jurisdiction of the federal courts located within New Jersey with respect to any controversy, dispute, or claim arising out of or relating to this Letter.

Amendment. The terms of this Letter may not be amended or modified other than by written agreement by the parties hereto or their respective successors and legal representatives.

Withholding. The Company may withhold from any amounts payable under this Letter such federal, state or local income taxes it determines may be appropriate.

Severability. The invalidity or unenforceability of any provision of this Letter shall not affect the validity or enforceability of any other provision.

Captions. The captions in this Letter are not part of the provisions hereof and shall have no force or effect.

Counterparts. This Letter may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same Letter agreement.

Entire Agreement. This Letter contains the entire agreement between the parties, including their respective affiliates, concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

We look forward to your service as Chairman. Please acknowledge your acceptance of the terms of your service as stated in this Letter by signing below and returning an original signed copy to me.

[Signature page follows.]

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Date of Signature:	Agreed to and Accepted:

Robert Gorman

Date of Signature:	MLC LLC

By:
Robert Gorman

Date of Signature:	INTERPACE BIOSCIENCES, INC.

April 16, 2020	By:
Jack E. Stover, President and CEO

[Signature Page to Letter, dated April 16, 2020]